Exhibit 99.2

ATLANTIS PLASTICS, INC.

Moderator: Paul Saari
October 20, 2004
10:00 a.m. CT

Operator: Good morning, ladies and gentlemen. Welcome to the Atlantis Plastics third quarter earnings conference call.

This call is being recorded. At this time, I will turn the call over to Paul Saari. Please go ahead, sir.

Paul Saari: Thank you, operator. Good morning, everyone. First, some required housekeeping disclosures here. Our presentation today contains certain forward-looking statements which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from these statements. For an elaboration of such factors, please refer to the disclosure statement in this morning’s earnings release.

Now I’d like to turn the call over to Anthony Bova, Chief Executive Officer of Atlantis Plastics.

Anthony Bova: Thank you, Paul. Good morning, and welcome to our quarterly conference call.

Hopefully, you have received our earnings release this morning for Q3 and year-to-date 2004.

As I stated in our announcement, we continue to be pleased with our operating results, generated by the excellent execution of our business plan by our management team across all of our businesses.

Briefly to highlight and amplify on my comments in our release, as a company, in the third quarter we grew our top line by 17 percent, gross profit by 21 percent and diluted EPS by 22 percent.

We are particularly encouraged by the fact that Q3 results follow our very strong first half.

To highlight year-to-date as a company, for the nine month period, sales are up 21 percent and gross profit 26 percent. This significantly contributed to an increase in EBITDA of 25 percent compared to the same period last year, and a 65 percent increase in EPS.

On a TTM EPS basis, we are tracking at $1.48 per share.

Looking at our individual businesses, first our plastic films business.

In Q3 volumes, measured in pounds, grew by eight percent, and for the first nine month period 12 percent, which is nearly twice the growth rate of the industry.

We are extremely pleased with the fact that despite significant increases in resin prices, our plastic films segment, due to operating cost reduction initiatives, coupled with an emphasis on margin protection, generated a 33 percent increase in operating income for the first nine months of ‘04, compared to the comparable time frame last year.

As stated in our release this morning, our injection molded business continues to deliver excellent results. Sales were up 21 percent for the quarter and 29 percent for the first nine months. In our building products sector we are on track to nearly double the revenue of last year. And our traditional custom OEM business remains strong.

Operating profit for the third quarter and the first nine months of 2004 increased 42 percent and 95 percent respectively from comparable periods in 2002, driven by our top-line growth and improved efficiencies as we continue to gain experience in running our new volume growth.

Finally, in our highly profitable profile extrusion business, top line grew eight percent for the quarter and 17 percent year to date. Continued strength in the RV sector was the main contributor to this top-line performance and significantly contributed to an increase in gross profit and operating profit of 12 percent and 13 percent respectively, compared to the first nine months of 2003.

For some more details about our operating performance, I’d like to turn this over to Paul Saari, our CFO.

Paul Saari: Thank you, Tony. I’d like to summarize some of the financial highlights for our quarter and year. In the third quarter our earnings per share on a fully diluted basis came in at 35 cents versus 32 cents in ‘03 and our EBITDA, one of our key cash flow measures, which is earnings before interest, taxes, depreciation and amortization, was $9.1 million for the quarter compared to eight-and-a-half last year, an increase of seven percent. For the nine-month period our EBITDA came in at $26.6 million, up 25 percent year-over-year and then again on an LTM basis our EBITDA came in at $35.6 million, up from $30.3 at 12/31.

At the end of September our long-term debt was $73.6 million, down $4.2 million from last quarter as we continue to remain focused on reducing our overall debt level and strengthening our balance sheet to support the growth of our enterprise.

Our gross margin for the quarter was 16 1/2 percent and our operating margin was 7.1 percent. For the nine-month period we posted excellent margins year-over-year with our gross margin for the nine-month period coming in at 16.4 percent, up from 15.7 percent last year; and our operating margin came in at 7 percent for the nine-month period compared to 5.9 percent in 2003. Overall we are extremely pleased with our operating results for the nine-month period.

With that, Operator, we’d now like to open the conference call up to questions.

Operator: Thank you, sir. If you would like to ask a question at this time, simply press star and the number one on your telephone keypad. Your questions will be answered in the order received. If you are in the queue and no longer wish to ask your question, simply press star and the number nine.

Our first question is from Bob Ford with Goldman Sachs.

(Bob Ford): Thanks, guys. I’m not sure if I caught what you said your actual resin prices had increased year-on-year?

Bova: Year-to-date we’ve incurred approximately a 10-cent increase in our resin. And I might add, there is an equal amount on the table scheduled for Q-4.

(Bob Ford): And I guess that you’ve already gotten ahead of my next question then – was obviously, the commodity chemical guys are feeling their oats and I guess your customers are just as reluctant as ever to try and absorb some of that. What is the outlook for the price-cost equation in to the fourth quarter?

Bova: As a general statement, the escalation of resin price/cost is, from our standpoint, an uncontrollable. It’s a burden to us and it’s clearly a burden to our customer base. Nevertheless, it’s a fact-of-life. What we are basically doing as a responsible supplier is, obviously, taking every step we can in terms of quality to our customers and customer service. Number two, because we have a significant seat at the table in buying resin, we are assuring our customers of an uninterrupted supply and in some months as demand increases and buy-ins increase that is a large assurance that our customers dearly value.

Net-net, we are in an environment that, with oil at above $50 bucks and natural gas and their number starts at $5 or $6 bucks and the fact that there’s been consolidation in the resin producing sources over the past three years and the fact that there are – there is no capacity on the drawing boards in North America, you’re looking at this fact. I don’t have a crystal ball on a go-forward basis. It’s significant to us and significant to our customer base. Nevertheless, having said that, the value that our products, whether it’s injection molding or film, the value to our customers for that type of packaging has not diminished. The price deck has gone up.

(Bob Ford): And is in the film, particularly, I guess there’s not any intermaterial substitution where your customers can go buy an alternate product. Everything is going to be some sort of plastic.

Bova: That’s correct.

(Bob Ford): About – can you describe what’s happened in terms of trade issues over the last year? It seems like maybe a year ago you had some influence in the films market of imported material and now, I guess, the whole world is operating at higher rates which, you mentioned oil, which is the basis for most film outside the U.S., is much higher so have you seen any reduction in trade pressure from imported product?

Bova: It’s an excellent question and I believe what has happened and I think I mentioned this in previous conference calls and it has turned out to be true, with the demand, especially on the Pacific Rim in China for resin that North American sources are exporting resin to these high-growth areas. And net-net what you have is a global resin price. You did not have that two years ago. You had quite a delta.

(Bob Ford): OK. And the last question – I appreciate your time. Can you give me some sense– I’m not quite sure what the economic or interest rate sensitivity of your profile extrusion business will be – if we start to hit a rising rate environment. Do you have any fears that that’s going to start to stifle some of the rebounding demand there?

Bova: I think you’d have to give me a little bit of a sense of what product market segments you’re talking about.

(Bob Ford): I guess I’m thinking specifically in RVs, and then maybe later in the office furniture area.

Bova: Let’s take RVs first. You know, obviously, with gas prices up. It takes a heck of a lot more to fill up an RV. Nevertheless, interest rates are dramatically, and on a relative basis, low. The second is you have quite a set of demographics which has been emerging with the baby boomers getting close to retirement age, RV is a very, very popular buy. And on a go forward basis, if you look at the statistics from the RV manufacturers they’re quite bullish over the next three, five, eight years. It appears that the market place has said that gasoline is high on a relative basis, inflation corrected versus five years ago is not that high. And the demand is still high. And obviously, you’ve got a blip with the hurricanes in Florida, there are a lot of RV’s that got shipped as replacements and that’s pumped up a bit.

But the, you know, the RV business is particularly strong, and it appears to be strong on an ongoing basis. Manufacturing housing has been weak for four years, nevertheless, we are seeing some signs of an uptick. In our particular business, our RV segment has more than offset the softness in manufactured housing.

(Bob Ford): Great, thank you very much.

Operator: The next question is from Jamie Wyland with Wyland Management.

(Jamie Wyland): Yes, could you discuss the building products area where the capacity stands, what percent you’re utilizing, outlook again moving forward for that part of the business?

Bova: Surely. I made a comment that we’re on track to nearly double the business. I made some comments on absolute numbers at our last conference call. We did, you know, approximately $12 million in revenue last year. And we’re tracking to do between $22 and $23 million this year, which is as I said close to double. We have capacity, arguably between $31 and $35 million. So we are very, very comfortable in terms of our manufacturing capacity to stay ahead of the demand profile.

(Jamie Wyland): And where would you expect that business to end in 2005 volume wise?

Bova: We expect significant growth.

(Jamie Wyland): But not to have to add capacity in 2005?

Bova: If we do it is a very, very easy cap ex number for me to sign, because the returns are excellent.

(Jamie Wyland): Gotcha. So, a press release from Raven Industries about some plastic sheeting, they make some reinforced plastic sheeting that had unusually high demand following the hurricane, do we make any of those products?

Bova: No, we do not.

(Jamie Wyland): The hurricanes had very little, if any disruption on our business?

Bova: None whatsoever.

(Jamie Wyland): Okay. And lastly, could you talk about any new products that you’ve introduced, or new customers you have added or expect to add in the near future?

Bova: New product development is high on our list on an ongoing basis. We have introduced over the past year, and particularly in our stretch film business, various product lines, that in essence do two things. Number one, maintain the strength of our existing stretch film lines by down gauging. This is a performance characteristic that is clearly welcomed by our customer. And if you, for instance, are selling less film that has the characteristics of higher strength you’re giving your customer a value break. We are doing this, obviously on an ongoing basis to help mitigate some of the increases on an ongoing basis and raw material to being responsive to our customers.

In our building products business, we are continually looking at additional product lines. We’re very bullish on a hand-split shingle, which has been an introduction, and initial response is excellent, plus a corner configuration that rounds out the product line.

These are kind of two examples on an ongoing basis that is kind of the lifeblood as we look at, you know, improving a value-added posture in the company.

(Jamie Wyland): Okay, and any new customers you’ve been able to pick up?

Bova: Every day we’re after them.

(Jamie Wyland): Very good. Thanks.

Operator: Again, if you’d like to ask a question at this time, simply press star and the number one on your telephone keypad.

The next question is from Michael Barris with Lazarus Investment Partners.

(Michael Barris): Good morning. I looked at your inventory numbers, of course the statement shows the inventories versus 12/31. And I wondered – and they’re higher – but I just wondered if there’s some seasonable circumstances or inventory’s higher for any specific reason?

Bova: One of the main reasons that inventories are a bit high is basically in the response to the escalation of resin pricing. And what happens is our customers are well aware of these increases. They’re publicly announced.

And, you know, in our film franchise a lot of the direct customers plus distributors don’t want to bring in high-cost inventory. So we allow them, to a degree, pre-buy with some caveat. But we have to have inventory to support that, and you will see some blips in inventory.

But with the steady increases of inventory – I’m sorry – price increases, you’ll see a commensurate increase in inventory. It’s a short-term blip on the normal scale. And with our demand profile, it’s rapidly worked off. But in a steady environment of increases you will see, you know, some increases in our inventory position.

Saari: And of the increase from 12/31, probably three million of the dollar increases just from resin inflation during the year.

(Michael Barris): OK. And how about accounts receivable? That’s also up.

Saari: Receivables on a DSO basis in September are about 45 days, and that’s tracking pretty closely to what we run historically. So really the dollar in the absolute growth is from just our top line sales volume. So it’s tracking nicely in terms of a DSO basis for us.

(Michael Barris): And getting back to the resin prices, are you able to pass through your own increases? Is there a lag involved, and how is that going?

Bova: So far I think as you examine our gross profit and operating margins, we’ve done a pretty good job and I would say in this environment an excellent job in passing on the increases. It is, and it takes a disciplined approach but I think responsive to company, and hopefully we’re in that category, are paying great attention to it. Because net/net our customer base wants a profitable supply, and we’re trying our darndest to measure up to that criteria.

(Michael Barris): And then, while you’ve enjoyed the, you know, very nice growth this year, in several of the areas Q3 year-over-year grew at much slower rates than the nine-month numbers. So is that indicative of a slow-down that you’re beginning to witness or is it that the bases are getting more difficult because of last year’s improvements as well?

Bova: I think you have to – to answer your question carefully and accurately, I think you have to examine last year. Last year was kind of an interesting but atypical year. The year results were excellent. But if you examine our EBITDA from last year, the first half of the year our EBITDA was less than $13 million and our EBITDA in the second half was nearly $17 million.

This year we are expecting a more normalized year because last year – excuse me – you had a tremendous inventory correction in Q2 of last year in the films business. So as you look at first half of this year versus first half of last year, you see almost an explosion of growth on a comparable basis.

As we go forward, Q3 of this year and as we look at Q4 of next year, I think the comparison will be more normalized. Quite frankly, if you look at the growth versus GDP or the industry, we really don’t make an apology for our growth of Q3 versus Q3 of last year.

(Michael Barris): And I don’t mean to infer that I don’t think it was a fine quarter. Just observing – didn’t know really...

Bova: It’s an excellent question, but hopefully that gives you a perspective on the ...

(Michael Barris): Great.

Bova: ... dynamics.

(Michael Barris): And are you giving any guidance as to what we might look for in Q4 for this year because Q4 was particularly strong last year?

Bova: I’m afraid I’m going to have to be consistent. And we do not give guidance. We try to reflect what is as accurately as possible, and I will try to do that at our conference call at our year-end result.

(Michael Barris): Thank you very much.

Bova: Thank you.

Operator: We have a follow-up question from Jamie Wyland with Wyland Management.

(Jamie Wyland): You guys have done an incredible job of dealing with an unprecedented increase in resin prices, but given that historically your resin prices have been somewhat cyclical, what would happen to your business if resin prices would decline sharply from these levels?

Bova: You can control what you can control. And what you are asking me is, “What would be the reaction to our competitors?” or, “What would be the competitive action?”

I can’t answer that, but what I can say is that we work very, very hard at gaining margin through relentless pursuit of operating cost initiatives and growing our top line. Now, our interest is not to gouge our customers or try to take advantage of our customers. So in the inevitable event, resin cost or price will come down. We’re going to maintain the same stance in looking at our margin and looking our efficiencies as when they went up.

(Jamie Wyland): Would you expect gross margins to stay at the levels as now?

Bova: That is clearly our strategic operating plan.

(Jamie Wyland): Not higher, not lower but this is a reasonable level of gross margin to expect to hope to achieve?

Bova: I think if you look on historical basis, especially with our performance over a three-year period, there have been – there has been margin enhancement due to internal controllables coupled with top line growth. I think that’s the formula that one could expect on an ongoing basis.

(Jamie Wyland): Outstanding.

Bova: And I might add that products like building products and our value-added pursuits in our film business, we have had margin improvement in terms of a higher value added mix. That will also be a high priority.

(Jamie Wyland): Outstanding job, thanks.

Bova: Thank you much.

Operator: Again if there is anyone that would like to ask a question, simply press star and the number one on your telephone keypad.

Gentlemen, there are no further questions. You may continue.

Bova: Maybe we’ll give another 10 to 15 seconds. I don’t want to arbitrarily cut off anyone, and maybe we can do that, Operator. That would be – that would be helpful.

Operator: Very well, sir. We do have one question from William Shaw, which is an investor.

(William Shaw): Yes, I was wondering, at one point our customer base was small in terms that we were very dependent on supplying certain companies that if they would falter, we would have a lot of difficulty. Has our customer base increased?

Bova: Excellent question. That has been high on our priority over the past three or four years. And if you look at, whether it’s our plastic films business or our injecting molding business, our base of customers has dramatically increased, negating your accurate depiction of the last five years of some reliance on one or two major customers.

For example, in our stretch film business in 2004 in the first half of the year, nearly 18 percent of our volume came from distributors that did not exist in 2003. If you look at the growth in our building product business of, for all intensive purposes, zero revenue, three-and-a-half years ago to a $22 million franchise utilizing the same assets that were unilaterally used for OEMs in the injection molding business, that is adding a product line to expand our offerings and use of assets and less dependent upon a customer. So we’re doing it across the board with a concerted effort, and we believe that just makes, from sources of cash flow, a much stronger company on a go forward basis.

(William Shaw): Thank you.

Operator: At this time, there are no additional questions. You may continue.

Bova: If there are no further questions, I sincerely thank everyone for their attention, and sincerely hope you have a fine day. Thank you much.

END